Global Pharm Holdings Group Obtains Business License for its Newly Established Joint-Venture in Jinan City

Shenzhen, China, April 27, 2011 – Global Pharm Holdings Group, Inc. (GPHG.OB) (‘Global Pharm” or the “Company”), a Shenzhen-based, leading vertically integrated pharmaceutical company engaged in pharmaceutical related products distribution business through its subsidiaries in Anhui, Jilin, and Shandong provinces, today announced that it obtained a business license on April 21, 2011 for its newly established joint venture, Shandong Sino-Green TCM Tech Development Co., Ltd. (“Shandong Sino-Green”) in Jinan City, Shandong Province.

The joint venture was established between Shandong Global Pharm Co., Ltd., (“Shandong Global Pharm”), a PRC subsidiary of the Company and Jinan Linong TCM Plantation Co., Ltd. (“Jinan Linong”), a PRC company, in Mashan County of Changqing District of Jinan City, Shandong province. The registered capital of Shandong Sino-Green is RMB 10 million (USD $1.53 million). Shandong Global Pharm will invest RMB 9.7 million (USD $1.49 million) and Jinan Linong will invest RMB 0.3 million (USD $0.04 million), which reflect 97 percent and 3 percent of the ownership of Shandong Sino-Green, respectively. The company is required to pay 15% of its investment by July 21, 2011 and the remaining amount by April 21, 2013.

“Establishing a Joint-Venture with a local company in Mashan Town of Changqing District of Jinan City, Shandong Province is the second phase in our plan to develop TCM cultivation base projects,” said Mr. Yunlu Yin, Chairman of the Board and Chief Executive Officer of Global Pharm. “Moreover, this project allows us to obtain high quality TCM herb that is certified with the National Geographical Place of Origin Trademark, which guarantees a higher price premium as well as good quality products.”

Taking advantage of the excellent natural environment for TCM plantation in Mashan Town and the comprehensive technical cooperation agreement between the County Government and the Shandong University of Traditional Chinese Medicines, Shandong Sino-Green expects to develop a standardized planting base with value-added processing of various TCM products utilized in many fields.

The Company's purpose for engaging in TCM cultivation, TCM herbal processing and research and development of related products is to alleviate the impact on price inflation and maintain stable supply of TCM raw materials. By obtaining TCM herbal related raw materials directly from the place of origin, the Company hopes to enhance its products portfolio, achieve cost savings and create synergies between its plantation base and distribution business units. The Company works to establish a complete value chain in the pharmaceutical distribution industry with the goal of integrating production, distribution, wholesale and retail.

About Global Pharm Holdings
Global Pharm Holdings Group, Inc. operates as a pharmaceutical distribution business in the People's Republic of China. Through its three subsidiaries, Shandong Global Pharm Co., Ltd., Tonghua Tongdetang Pharmaceutical & Medicinal Material Co., Ltd., and Anhui Xuelingxian Pharmaceutical Co., Ltd., the Group focuses on pharmaceutical related products distribution. In order to alleviate the impact on price inflation and maintain the supply stability of Traditional Chinese Medicine (TCM) raw materials, the Group also engages in the cultivation and processing of TCM herbs. Currently, Global Pharm owns GSP-certified, modern logistics distribution centers totally occupying 237,600 square feet and manages over 13,000 inventory products; and its sales network covers Shandong, Jilin, and Liaoning provinces, as well as other developed provinces in China. The Group intends to establish an integrated value chain in the pharmaceutical industry through strategic acquisitions within pharmaceutical production, distribution, and retail sectors. Global Pharm will achieve a solid distribution capacity and grow to be a major rapid-growing and profitable pharmaceutical company.  For further information, please visit the Company’s corporate website at http://www.globalpharmholdings.com.

Forward-looking Statements
Certain statements set forth in this press release contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. Such statements reflect the current view of our management with respect to future events and are subject to risks, uncertainties, assumptions and other factors as they relate to our industry, our operations and results of operations, plans for future facilities, capital-expenditure plans, and any businesses that we may acquire. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the U.S. federal securities laws, we do not intend to update any of the forward-looking statements to conform them to actual results.

For Additional Information Contact

Global Pharm Holdings Group, Inc.
Ms. Susan Liu
Phone: +86-755-3693-9373 (Shenzhen, China)
Email: susanliu@globalpharmholdings.com

CCG Investor Relations, Inc.
Ms. Linda Salo, Account Manager
Phone: +1-646-922-0894 (New York, USA)
Email:linda.salo@ccgir.com